EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Twelve Months Ended December 31, 2013

WOOSTER, Ohio, Jan. 24, 2014 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $479,000 or $0.17 per diluted share for the quarter ended December 31, 2013, compared to $481,000 or $0.17 per diluted share for the quarter ended December 31, 2012. The return on average equity and return on average assets for the 2013 quarter were 4.97% and 0.47%, respectively, compared to 4.75% and 0.48%, respectively, for the 2012 quarter.

Net interest income increased $109,000 for the quarter ended December 31, 2013, compared to the quarter ended December 31, 2012. Interest income increased $58,000 during the 2013 quarter mainly due to a $4.0 million increase in average interest earning assets, and an increase in the rates earned on those assets from 3.86% in the prior year quarter to 3.88% in the current year quarter. The increase in earning assets includes a $16.6 million increase in loan balances, partially offset by a $13.8 million decrease in securities balances, as the Company continues to enhance its mix of earning assets by converting lower yielding securities into higher yielding loans. The increase in rate earned is primarily due to decreases in both securities prepayments and amortization of purchase premiums as a result of an increase in market rates which slowed the volume of rate driven refinancing compared to the prior year quarter. However, despite the rise in rates from historic lows, the continued overall low level of market interest rates continues to result in new loan originations at lower yields than the existing portfolio and the downward repricing of existing adjustable rate loans that continue to negatively affect the net interest margin. Interest expense decreased $51,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid, which was partially offset by an increase in the average balance of both deposits and borrowings compared to the prior year quarter. The net interest spread was 3.25% for the quarter ended December 31, 2013 compared to 3.16% for the 2012 quarter.

Provision for loan losses was $275,000 in the 2013 quarter, an increase of $120,000 from $155,000 provided during the 2012 quarter. The increase in the provision for the current year quarter was primarily due to the absence of reserve releases in the 2013 quarter that were included in the 2012 quarter due to restructuring certain commercial loans that allowed for the release of reserves.

Noninterest income decreased $44,000 for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012. The decrease was due to a $45,000 decrease in gain on sale of loans and a $61,000 decrease in Trust income, partially offset by a $63,000 increase in service fees, charges and other operating income. The decrease in gain on sale of loans was due to decreased sales volume and market price fluctuations which had a negative impact on the premium on loans sold compared to the prior year quarter. The decrease in Trust income was due to the completion of the transfer and assumption agreement between the Bank and Thomasville National Bank (TNB) during November of 2012 that transferred the Bank's Trust Department assets, and related income, from the Bank to TNB. The increase in service fees, charges and other operating income includes an increase in fees earned on annuity sales, an increase in facilities and equipment reimbursements from TNB as a result of the trust transfer and assumption agreement mentioned above, and an increase in fees related to non-sufficient funds and debit card interchange income.

Noninterest expense decreased $5,000 for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012. The decrease was primarily due to a $10,000 decrease in franchise taxes and a $32,000 decrease in other operating expenses, partially offset by a $45,000 increase in salaries and employee benefits. The decrease in franchise taxes was primarily due to the receipt of a prior year refund. The decrease in other operating expenses was primarily due a decrease in marketing, trust service charges and appraisal expense compared to the prior year quarter. The increase in salaries and employee benefits was primarily due to increased costs related to the Bank's post-retirement benefit plans and healthcare costs, partially offset by reductions in both compensation and payroll taxes due to lower FTE staffing levels in the 2013 quarter compared to the 2012 quarter.

For the twelve months ended December 31, 2013, net income totaled $2.1 million, or $0.72 per diluted share, compared to net income of $1.7 million, or $0.59 per diluted share, for the twelve months ended December 31, 2012. The increase in net income was primarily due to decreases in both the provision for loan losses and noninterest expense, partially offset by decreases in net interest income and noninterest income, and an increase in provision for federal income taxes. The return on average equity and return on average assets for the twelve months ended December 31, 2013 were 5.24% and 0.51%, respectively, compared to 4.28% and 0.43%, respectively, for the twelve months ended December 31, 2012.

Net interest income decreased $429,000 for the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012. Interest income decreased $906,000 during the 2013 period mainly due to a continuation of the overall low market interest rate environment, partially offset by a shift in the Company's mix of earning assets from lower yielding securities into higher yielding loans. Interest expense decreased $477,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid combined with a decrease in the average balance of borrowings, partially offset by an increase in the average balance of interest-bearing deposits compared to the 2012 period. The net interest spread was 3.17% for the twelve months ended December 31, 2013, compared to 3.31% for the twelve months ended December 31, 2012.

Provision for loan losses was $220,000 for the 2013 period, a decrease of $553,000 from the $773,000 provided during the 2012 period. The decrease was mainly due to the restructuring of commercial real estate loans allowing the release of required reserves as additional collateral was given to the Bank on several classified relationships during the first quarter of 2013 and continued favorable movement in the economic factors considered as part of management's analysis, partially offset by the effect of growth in the loan portfolio.

Noninterest income decreased $329,000 for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease was primarily due to a $288,000 decrease in Trust income and a $168,000 decrease in gain on sale of loans, partially offset by an $18,000 increase in gain on sale of foreclosed assets and an increase of $111,000 in service fees, charges and other operating income. The decrease in Trust income was due to the completion of the transfer and assumption agreement as previously mentioned, partially offset by facilities and equipment reimbursements from TNB in accordance with the agreement. The decrease in gain on sale of loans was due to market price fluctuations that had a negative impact on the premium on loans sold compared to the prior year period. The increase in gain on sale of foreclosed assets was related to a net gain on the sale of five residential properties in the current year period compared to a loss on the sale of a commercial real estate property in the prior year period. The increase in service fees, charges and other operating income is primarily due to the equipment reimbursements received from TNB and increased fees earned on annuity sales.

Noninterest expense decreased $794,000 for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease was primarily due to a $500,000 decrease in salaries and employee benefits, a $24,000 decrease in Federal deposit insurance premiums, a $20,000 decrease in provision for impairment on foreclosed assets held for sale and a $277,000 decrease in other operating expenses, partially offset by a $38,000 increase in occupancy and equipment expenses. The decrease in salaries and employee benefits was mainly due to lower compensation costs resulting from the completion of the trust transfer and assumption agreement which eliminated several positions and the related salary and benefit costs compared to the prior year period and the absence of one-time severance expenses associated with the trust transfer and assumption agreement and an overall reduction in staffing levels through attrition since the prior year period. The decrease in Federal deposit insurance premiums was primarily due to a decline in the Bank's total assets and assessment rate compared to the prior year period.  The decrease in provision for impairment on foreclosed assets held for sale was due to decreased write-downs on foreclosed property held for sale compared to the prior year period. The decrease in other operating expenses was primarily due to decreases in trust service charges, legal, marketing, other  expenses related to our status as a public company and audit and accounting-related expenses, partially offset by increases in stationery printing and supplies, postage, internet banking expenses and organization membership fees compared to the prior year period.  The increase in occupancy and equipment expenses was primarily due to an increase in depreciation expense and furniture and fixture repairs and maintenance compared to the prior year period.

At December 31, 2013, the Company had total assets of $410.3 million, an increase of $8.2 million, from total assets at December 31, 2012. The increase in total assets includes a $1.3 million increase in cash and a $13.3 million increase in net loan balances, partially offset by a $5.0 million decrease in total securities.

Total securities decreased $5.0 million to $110.2 million at December 31, 2013, compared to $115.3 million at December 31, 2012. The decrease in securities is primarily due to investing the principal and interest cash flows received from securities into higher yielding loans. Net loans increased by $13.3 million, or 5.4%, to $261.1 million at December 31, 2013 compared to $247.8 million at December 31, 2012, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $2.8 million, or 1.07% of gross loans, at December 31, 2013, compared to $3.3 million, or 1.32% of gross loans, at December 31, 2012. Non-performing assets, which consist of loans on non-accrual status and real estate owned, if any, totaled $2.9 million at December 31, 2013, or 1.10% of total loans, a decrease of $2.7 million from the December 31, 2012, balance of $5.6 million, or 2.22% of total loans.

Deposits totaled $337.6 million at December 31, 2013, an increase of $9.8 million from $327.7 million at December 31, 2012. This increase includes a $5.3 million increase in demand deposits and an $8.9 million increase in savings and money market balances, partially offset by a $4.4 million decrease in time deposits. The composition of deposits continues to shift from higher cost term deposits to lower cost liquid deposits due to the overall low level of market interest rates. Non-relationship term deposits that are maturing are being allowed to run off in favor of lower cost funding alternatives.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, increased by $135,000 and totaled $7.2 million at December 31, 2013. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $22.3 million at December 31, 2013, an increase of $1.1 million from $21.2 million at December 31, 2012. This increase includes a $1.0 million increase in fixed rate term advances and $120,000 related to amortized prepayment penalties.  The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans as compared to securities at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders' equity decreased by $1.2 million during the year ended December 31, 2013, primarily due to dividends declared of $880,000, purchases of treasury stock totaling $1.2 million, and a $1.3 million decrease in accumulated other comprehensive income. The decrease in other comprehensive income included a $1.8 million decrease in unrealized gains on available-for-sale securities, partially offset by a $509,000 increase related to post retirement benefits. The increase in post-retirement benefits includes a $321,000 decrease in the pension unrecognized net loss, and a $188,000 decrease in the unrecognized net loss arising from the cost of post retirement split dollar life insurance coverage as part of the Company's bank-owned life insurance plan. These decreases were partially offset by net income of $2.0 million during the current year period.

The purchase of treasury shares during the current year period were made as part of the Company's share repurchase program that was initially announced during 2012 whereby the Company was authorized to repurchase up to 5.0%, or 150,206 shares of its common stock outstanding. On September 30, 2013, the Company announced the adoption of a new share buy-back program authorizing the repurchase of an additional 2.5% or 72,150, shares of its common stock outstanding. As a result of these two plans, net of shares previously repurchased, the Company may repurchase up to 61,682 shares of its common stock outstanding as of December 31, 2013.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months ended December 31,

	2013	2012

Quarterly Results

Net Interest Income	$3,133	$3,024
Net Income	$479	$481
Earnings Per Share:
Basic	$ 0.17	$ 0.17
Diluted	$ 0.17	$ 0.17
Return on Average Assets (Annualized)	0.47%	0.48%
Return on Average Equity (Annualized)	4.97%	4.75%

	For the Twelve Months ended December 31,

	2013	2012

Year to Date Results

Net Interest Income	$12,076	$12,505
Net Income	$2,056	$1,722
Earnings Per Share:
Basic	$ 0.72	$ 0.59
Diluted	$ 0.72	$ 0.59
Return on Average Assets (Annualized)	0.51%	0.43%
Return on Average Equity (Annualized)	5.24%	4.28%

	December 31, 2013	December 31, 2012
End of Period Data

Total Assets	$410,293	$402,117
Stockholders' Equity to Total Assets	9.40%	9.89%
Shares Outstanding	2,843,439	2,961,346
Book Value Per Share	$13.56	$13.43

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest income	$ 3,703	$ 3,645	$ 14,397	$ 15,303
Interest expense	570	621	2,321	2,798
Net interest income	3,133	3,024	12,076	12,505
Provision (Credit) for loan losses	275	155	220	773
Net interest income after provision for loan losses	2,858	2,869	11,856	11,732
Noninterest income	417	461	1,596	1,925
Noninterest expense	2,725	2,730	10,763	11,557
Income before federal income taxes	550	600	2,689	2,100
Provision for federal income taxes	71	119	633	378
Net income	$ 479	$ 481	$ 2,056	$ 1,722

Earnings per share
Basic	$ 0.17	$ 0.17	$ 0.72	$ 0.59
Diluted	$ 0.17	$ 0.17	$ 0.72	$ 0.59

Dividends per share	$ 0.08	$ 0.07	$ 0.31	$ 0.27

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Cash and cash equivalents	13,381	12,055
Investment securities, net (1)	110,248	115,266
Loans receivable, net	261,130	247,849
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	6,692	7,088
Foreclosed assets held for sale, net	0	318
Bank-owned life insurance	9,006	8,723
Other assets	4,811	5,793
TOTAL ASSETS	$410,293	$402,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	337,571	327,737
Other short-term borrowings	7,212	7,077
Federal Home Loan Bank Advances	22,336	21,217
Accrued interest payable and other liabilities	4,622	6,301
TOTAL LIABILITIES	371,741	362,332

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,976	35,975
Retained earnings	18,743	17,567
Shares acquired by ESOP	(492)	(572)
Treasury Stock, at cost - 1,135,292 and 1,017,385 shares at December 31, 2013 and 31, 2012 respectively.	(16,138)	(14,923)
Accumulated other comprehensive income	65	1,340
TOTAL STOCKHOLDERS' EQUITY	38,552	39,785

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$410,293	$402,117
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767